As filed with the Securities and Exchange Commission on August 18, 2000
                                              Registration No. 333-_____________
================================================================================


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                         ------------------------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         ------------------------------
                                 EUROTECH, LTD.
             (Exact name of registrant as specified in its charter)
                          -----------------------------

    District of Columbia                                        33-066435
 (State or jurisdiction of                                   (I.R.S. Employer
incorporation or organization)                               Identification No.)

                  1216 16th Street, N.W., Washington, DC 20036
                                 (202) 466-5448

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         -------------------------------

        Don V. Hahnfeldt                         Copies of communications to:
President and Chief Executive Officer                 Max A. Stolper, Esq.
      1216 16th Street, N.W.                 Leonard Hurt Frost Lilly & Levin PC
       Washington, DC 20036                     1701 K Street, N.W., Suite 300
         (202) 466-5448                           Washington, DC 20006-1522
(Name, address, including zip code,                  (202) 223-2500
and telephone number, including area
    code, of agent for service)

                         ------------------------------

Approximate dates of proposed sales to the public: From time to time after this Registration Statement becomes effective.
                         -------------------------------
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuing basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Title of each class                                  Proposed maximum       Proposed maximum
of  securities  to            Amount to be           offering price           aggregate              Amount of
be registered                 registered(1)            per unit(2)          offering price         registration fee
------------------------- ---------------------- ----------------------- ---------------------- ----------------------
Common Stock,
 .00025 par value               10,322,600               $4.0155             $41,450,400.30           $10,942.91
------------------------- ---------------------- ----------------------- ---------------------- ----------------------

1 In accordance with Rule 416(a), this Registration Statement also covers a presently indeterminable number of additional shares that may become issuable as a result of the operation of the anti-dilution provisions of the warrants upon the exercise of which some of the registered shares are issuable.

2 Calculated in accordance with Rule 457(c), based on the average of the bid and asked prices reported on the Electronic Bulletin Board at the close of business on August 14, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


                                                EUROTECH, LTD.

                                                   FORM S-3

                                             Cross Reference Sheet

    Item No.                          Item Caption                      Location in Prospectus
    --------                          ------------                      ----------------------

       1           Forepart of the Registration Statement and Outside   Front cover page of the
                   Front Cover Page of Prospectus                       registration statement; front cover
                                                                        page of the Prospectus
       2           Inside Front and Outside Back Cover Pages of the     Outside back cover page of the
                   Prospectus                                           Prospectus
       3           Summary Information, Risk Factors and Ratio of       Prospectus Summary; Risk Factors
                   Earnings to Fixed Charges
       4           Use of Proceeds                                      Use of Proceeds
       5           Determination of Offering Price                      Not applicable
       6           Dilution                                             Not applicable
       7           Selling Security Holders                             Selling Shareholders
       8           Plan of Distribution                                 Plan of Distribution
       9           Description of Securities to be Registered           Not applicable
      10           Interests of Named Experts and Counsel               Not applicable
      11           Material changes                                     Not applicable
      12           Incorporation of Certain Information by Reference    Additional Information and
                                                                        Information Incorporated by
                                                                        Reference


                        10,322,600 SHARES OF COMMON STOCK

                                       OF

                                 EUROTECH, LTD.

         This prospectus relates to the possible resale of shares of our common stock by some of our existing shareholders. We will not receive any proceeds from the sale of these shares.

         Our common stock is traded on the NASDAQ Electronic Bulletin Board under the symbol "EURO." The last sale price for our common stock, as reported on the Bulletin Board on August 14, 2000, was $4.00.

         We will bear all expenses, other than selling commissions and fees, in connection with the registration and sale of the shares being offered by this prospectus.
                             ----------------------
                  INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                     SEE "RISK FACTORS" STARTING ON PAGE 3.
        Some of the Risks you face in investing in our common stock are:

o We have a limited operating history and have not generated any operating revenues to date.

o     We have a high level of debt and a significant accumulated deficit.

o Our marketing and sales program is highly dependent on receiving orders from or negotiating and entering into agreements with third parties. To date, we have not received any orders for product for which we are sure to be paid or entered into any definitive revenue-generating agreements with third parties.

o Because of our limited operating history and because we have not so far been paid for product or entered into definitive revenue-generating agreements, we cannot yet assure you that our technologies and products will be accepted in the marketplace.

o     We will not receive the proceeds from the sale of these shares.

                             ----------------------

    NEITHER THE SEC NOR ANY STATE SECURITIES SEC HAS APPROVED OR DISAPPROVED
              OUR SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS
                              TRUTHFUL OR COMPLETE.
                 IT'S ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.
                             ----------------------
                                September , 2000

                               PROSPECTUS SUMMARY

      The following summary contains basic information about Eurotech and this prospectus. It likely does not contain all the information that is important to you. For a more complete understanding, we encourage you to read the entire document and the documents referred to in this prospectus, including the financial statements and related notes included in the reports that we file with the SEC.

      In this prospectus, the words "EUROTECH," "Company," "we," "our," and "us" refer to Eurotech, Ltd.

THE COMPANY

      EUROTECH is a development stage technology transfer, holding marketing and management company formed to commercialize new, existing but previously unrecognized or classified technologies. Our current emphasis is on technologies developed by prominent research institutes and individual researchers in the former Soviet Union and Israel.

      Since our formation, we have acquired selected technologies through equity investments, assignments and licensing arrangements. While we intend to continue identifying, monitoring, reviewing and assessing new technologies, our primary focus will be on commercializing EKOR and the other technologies described in the "Our Business" section of our most recent annual report on Form 10-K. EKOR is a silicon-based material for the conservation and containment of ecologically hazardous radioactive materials.

      Currently, we are devoting our business focus and resources primarily to the marketing of our technologies. To that end, we have entered into discussions and, in some cases, written letters of intent or other agreements in principle with a number of prominent potential users of the technologies. Our objective is to obtain orders for the delivery of product, in which cases we would enter into suitable arrangement for manufacture and installation, or, alternatively, to enter into licensing or joint venture, marketing or other agreements with potential users. To date, we have not generated any revenues from our operations and have not yet received any orders for product for which we will be paid, nor have we entered into any definitive revenue-generating agreements for the sale or licensing of any of our technologies.

      Our executive office is located at 1216 16th Street, N.W., Washington, D.C. 20036.


THE OFFERING
Common Shares Offered by  the
  Selling Shareholders...............................       10,322,600 shares of common stock.

Common Shares Outstanding
  Before Offering (1)................................       45,470,017 shares of common stock.

Common Shares Outstanding
  After Offering (2).................................       50,211,517 shares of common stock.

Use of Proceeds......................................       We will not receive any  proceeds from the sale of any
                                                            of these shares.

Risk Factors.........................................       The common stock offered by this Prospectus is
                                                            speculative and very risky. You should carefully
                                                            consider the risk factors contained in this
                                                            Prospectus before investing. See the Risk Factors
                                                            section for a more complete discussion of the risks
                                                            associated with investment in EUROTECH shares.

(1)   Outstanding as of June 30, 2000 and at the date of this prospectus

(2)   Common shares outstanding as of June 30, 2000                   45,470,017

    Add: Common shares reserved for issuance upon exercise of warrants
         held by Woodward LLC                                            700,000

    Add: Common shares reserved for issuance upon exercise of warrants
         held by other investors and covered by this prospectus          841,500

    Add: Common shares hypothetically issuable to Woodward LLC upon
         "repricing" of shares held by them                            3,200,000

             Total Shares Outstanding After Offering, assuming sale
                  of all shares covered by this prospectus            50,211,517

                                  RISK FACTORS

         Please consider carefully the following risk factors before deciding to invest in our common stock:

WE HAVE A LIMITED OPERATING HISTORY AND INCURRED SIGNIFICANT LOSSES THROUGH JUNE 30, 2000.

         Our limited operations to date have consisted primarily of identifying, monitoring, reviewing and assessing technologies for their commercial applicability and then attempting to market them. We are subject to all of the business risks associated with a new enterprise, including:

      o     risks of unforeseen capital requirements,

      o     failure of the market to accept our products and technologies,

      o competitive disadvantages as against larger and more established companies,

      o the fact that we have incurred significant operating losses through the end of 1999 and may incur further losses during the current year,

      o our not having so far obtained any orders for product for which we will be paid or to enter into revenue-producing contracts with third parties, and

      o possible financial failure of any projects on which we and our potential working partners may embark.

      To date, we have had no revenues from operations. While our management believes that we may recognize some revenues during 2000, based on expressions of interest from third parties to order product from us or to acquire licenses and enter into agreements to use some of our technologies, there can be no assurance as to when or whether we will be able to commercialize our products and technologies and realize any revenues. Our products and technologies have never been utilized on a large-scale commercial basis. Our ability to operate the business successfully will depend on a variety of factors, many of which are outside our control, including:

      o     size of market,

      o     competition,

      o extent of patent and intellectual property protection afforded to our products,

      o     cost and availability of raw material supplies,

      o changes in governmental (including foreign governmental) initiatives and requirements,

      o     changes in domestic and foreign regulatory requirements,

      o costs associated with equipment development, repair and maintenance, and

      o ability to manufacture and deliver products at prices that exceed our costs.

     Since the end of 1999, we have succeeded in achieving a significant increase in our resources as a result of the issuance to a single investor of an aggregate of 5,082,353 shares of our common stock for a total consideration, before expenses, of $19,315,790. It is nevertheless possible that we will need still more money to continue in business. While that investor has agreed to furnish to us up to an additional $56,000,000 if necessary, raising the additional money would require the issuance of additional equity securities and thus further dilute your percentage ownership interest in us. Moreover, at this time 3,200,000 shares already issued to this investor are subject to "repricing" pursuant to the provisions of the March and April stock purchase agreements, which are discussed further below.

      Our future capital requirements could vary significantly depending on a number of factors. Many of these factors are not within our control. These include the:

      o existence and terms of any collaborative, licensing or joint venture arrangements with third parties;

      o     ongoing development and testing of our products; and

      o existence and terms of agreements for the marketing and sale of our technologies.

      No assurance can be given that the working capital that we have obtained is going to be enough to tide us over until we bring in revenues, that we will be able to bring in revenues soon enough and in sufficient amounts to avoid the need for more financing, or that, if necessary, we will in the future be able to arrange more financing on any terms or on terms that will not cause further substantial dilution to you. Bringing in revenues depends on our ability to market our technologies, and we can't assure you that we will be successful in doing that.

WE HAVE A SIGNIFICANT LEVEL OF DEBT.

      As of June 30, 2000 we had outstanding $5,660,000 of short term debt, consisting of the unpaid principal amounts of our $2,660,000 and $3,000,000 8% Convertible Debentures due November 27, 2000 and February 23, 2001, respectively. We can't be sure that the holder will convert these debentures before their maturity and will not instead require them to be paid in cash.

YOU FACE SUBSTANTIAL DILUTION OF YOUR EQUITY OWNERSHIP PERCENTAGE IF OUR CONVERTIBLE DEBENTURES ARE CONVERTED OR IF THE STOCK ISSUED SINCE YEAR-END IS REPRICED.

      As part of the convertible debenture financing, we issued warrants to purchase shares of our common stock. Also, as part of our July 1998 Convertible Debentures financing, we modified certain of our prior financing agreements to eliminate the conversion price "floor" attendant to the debentures. Without the conversion price "floor", we were not able to determine the number of shares the debentures may be converted into. In January 2000, however, we reached an agreement with the holders of the convertible debentures pursuant to which we paid all interest arrearages in cash and the holders agreed to reinstate the $2.00 per share conversion price floor for the 2001 maturities. As a result, we may have to issue up to 2,830,000 additional shares if the Convertible Debenture holders decide to convert.

         The agreements pursuant to which, on December 31, 1999, an investor invested $3,000,000 for 1,882,353 newly issued shares of common stock, included provisions for "repricing" in the event that the market price of our outstanding shares during a period of about 90 days dropped significantly below the price paid by the investor. That contingency has expired, but the agreements pursuant to which we raised $6,315,790 and $10,000,000 from the same investor in March and April 2000 also contain repricing provisions. Accordingly, there exists the possibility of further dilution of your equity ownership to the extent that at various dates the market prices of our outstanding shares do not reach levels provided for in the agreements. In the registration statement of which this Prospectus is a part, we are registering an extra 3,200,000 shares to anticipate this repricing contingency, and in our balance sheet as of June 30, 2000 we have created for this contingency a 2,000,000 share reserve.

WE FACE SUBSTANTIAL RISK IN ATTEMPTING TO DO BUSINESS IN RUSSIA AND UKRAINE.

POLITICAL AND SOCIAL RISKS

      In recent years, Russia and Ukraine each have been undergoing a substantial political and social transformation from centralized communism to the early stages of pluralist democracy. As part of this process, the former centrally controlled command economies of Russia and Ukraine have been subject to various reforms intended to lead to generally capitalist, market-oriented economies. There can be no assurance that the political and economic reforms necessary to complete these transformations will continue, or if they continue, will be successful. In their present stages, the Russian and Ukrainian political and economic systems are characterized by a proliferation of political parties. The Russian and Ukrainian political and economic systems are also vulnerable to their respective populations' dissatisfaction with reform, economic dislocations, social and ethnic unrest, and changes in governmental policies and decisions. Any of these factors could have a material adverse effect on the private or governmental availability of hard currency, currency exchange rates, the private ownership of businesses and other enterprises, the social distribution of wealth, the private ownership and alienality of tangible and intellectual property, and the availability of construction materials and equipment. Any of these events could have a materially adverse effect on us.

      As part of the reforms being instituted in Russia and Ukraine, both countries have enacted legislation to protect private property against expropriation and nationalization. However, because of lack of experience in enforcing these provisions, and because of the potential political changes that could occur in the future, we can't assure you that these protections will be enforced in the event of an attempted revocation, expropriation or nationalization of the EKOR intellectual property rights would have a material adverse effect on us. In particular, the EKOR compound technology was developed by scientists and researchers associated with the I.V. Kurchatov Institute, a Russian scientific research and development institute, and the Euro-Asian Physical Society ("EAPS"), a professional society in Russia. Through a series of assignments the scientists and researchers have, ultimately, assigned the EKOR compound intellectual property rights to us. No assurance can be given that these scientists and researchers or any of these governmental, governmentally controlled, or governmentally affiliated entities would or could legally resist an attempted revocation, expropriation or nationalization, any of which, if successful, would have a materially adverse impact on us.

      Also, the relative political instability of Russia and the Ukraine could result in major changes in their respective governments, present reform policies or rejection of the same, any of which may have a material adverse effect on us. We can't assure you that such developments will not occur either in Russia or Ukraine.

      The political and economic changes that have occurred in Russia and Ukraine in recent years have resulted in significant dislocations of political and governmental authority caused by the collapse of their respective previous governmental structures and political systems. New political and governmental systems are only beginning to take form in Ukraine and Russia. Furthermore, significant unemployment in Russia and Ukraine, the influx of unemployed persons into major Russian cities, significant wage arrearages in Ukraine and Russia, and the existence of poorly paid police forces in both countries have led to significant increases in crime in Russia and Ukraine. Significant levels of organized criminal activity exist in large metropolitan areas of both countries. While President Putin of Russia and President Kuchma of Ukraine have instituted anti-crime and anti-corruption programs, such measures are of recent origin and have achieved minimal and uncertain results. We can't assure you that the levels of crime and corruption in Russia and Ukraine will be curbed or otherwise brought under control, and no assurance can be given that the social and economic dislocations caused by high rates of organized and other crime and of official corruption will not in the future have a material adverse impact on us.

      In both Ukraine and Russia state-controlled and, more recently, privately-owned enterprises have often failed to pay full salaries or wages to their employees, and in some instances have not paid wages or salaries at all for extended periods of time. Non-payment of workers, in conjunction with historically high rates of inflation and escalating costs of living in both countries, could lead in the future to labor and social unrest. Unrest could have political, social and economic consequences including increased support for a return to centralized governments, a climate hostile to foreign investment and increasing levels of violence, any of which could have a material adverse impact on us.

ECONOMIC RISKS

      Along with the institution of political reforms, the Ukrainian and Russian governments have been attempting to create and implement policies of economic reform and economic stabilization, and to create legal structures intended to promote private, market-based activities, foreign trade and foreign investment. Although these policies have met with some success in both countries, we can't assure you that they or similar policies will continue to be supported and pursued, or that, if supported and pursued, they will be successful.

      Despite the implementation of economic reform policies, the Russian economy and the Ukrainian economy are characterized by declining gross domestic production, significant inflation, increasing rates of unemployment and underemployment, unstable currencies, and high levels of governmental debt as compared to gross domestic production. The prospect of widespread insolvencies and the collapse of various economic sectors exists in both countries. Additionally, in both Russia and Ukraine there is a general lack of consensus as to the rate, extent and substantive content of economic reform. We can't assure you that either Russia or Ukraine in the future will remain receptive to foreign investment or market-oriented economies. We can't assure you that the economy of either country will improve.

         Ukrainian and Russian businesses have limited experience operating in free market conditions, and compared with Western businesses have limited experience with entering into contracts and performing contractual obligations. Additionally, Ukrainian and Russian governmental agencies, as well as Ukrainian and Russian business enterprises, have limited experience with the substantive content and detail typical of Anglo-American and other Western contracts. Accordingly, the detailed agreement to perform specified contractual obligations in many instances may be contained in a series of written approvals, consents and the like from various governmental and quasi-governmental bodies, as well as from business companies, that accompany a formal contract. Legal reforms have only been recently instituted in Russia and Ukraine to interpret and enforce contractual obligations on principles similar to those of the legal systems of Western countries. Our expected near-term revenues substantially depend upon technology transfer and consulting fees memorialized in written contracts with Ukrainian and Russian entities. We can't assure you that such fees will be paid in the manner called for in such contracts or that enforcement of such payment obligations, if not performed fully or at all, will be successful in Russian or Ukrainian courts.

WE CAN'T ASSURE YOU THAT WE WILL ENTER INTO MANUFACTURING AGREEMENTS, JOINT VENTURE AGREEMENTS, LICENSES, COLLABORATIVE AGREEMENTS OR CONTRACTS.

      Presently, our primary business strategy is entering into manufacturing agreements, joint ventures and licenses for the marketing and sale of our technologies. Also, we anticipate entering into collaborative agreements that allow us to bid on nuclear waste and contamination remediation projects. We have entered into a tentative manufacturing agreement with a chemical manufacturer in California for the production of our nuclear containment material, but cannot be sure at this time that this manufacturer can successfully produce this material or that they and we will be able to come to an agreement on price. We have entered into a teaming agreement with a major engineering firm to submit a bid for a nuclear waste containment project at Hanford, Washington, but there can be no assurance that we will enter into any definitive project agreements, licenses or joint ventures for the marketing and sale of any of our technologies.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, WE DON'T KNOW IF THE MARKET WILL ACCEPT OUR PRODUCTS AND TECHNOLOGIES.

         Many potential users of the EKOR compound have already committed substantial resources to other forms of radioactive contaminant remediation and environmentally clean energy production. Our growth and future financial performance in large measure will depend on demonstrating to prospective licensees, joint venturers, collaborative partners and users the advantages of the EKOR compound over alternative products and technologies. The same can be said for our other technologies. We face unknown environmental liability risks and we don't carry environmental liability insurance.

WE FACE UNKNOWN ENVIRONMENTAL LIABILITY RISK AND WE DON'T CARRY ENVIRONMENTAL LIABILITY INSURANCE.

         Our radioactive containment material technology is subject to numerous national and local laws and regulations relating to the storage, handling, emission, transportation and discharge of such materials, and the use of specialized technical equipment in the processing of such material. There is always the risk that such material might fail to perform as expected or be mishandled, or that there might be equipment or technology failures; the failures could result in significant claims for personal injury, property damage, and clean-up or remediation. While we believe that any such claims would be asserted in the first instance against the actual producer or installer of the material, we cannot be absolutely sure that such claims might never be asserted against us. Any claims against us could have a material adverse effect on us. We do not presently carry any environmental liability insurance, and we may be required to obtain such insurance in the future in amounts that we can't presently determine. We can't assure you that such insurance, even if obtained, will provide coverage against all claims. Also, we can't assure you that claims made against us will not be greater than our insurance coverage. These types of events could have a material adverse effect on us.

WE ARE SUBJECT TO SIGNIFICANT COMPETITION AND THE EXISTENCE OR DEVELOPMENT OF PREFERRED TECHNOLOGIES.

      The near term, primary markets for our products and technologies are principally chemical manufacturing and radioactive contamination containment, remediation and transportation. Mid-term markets are expected to continue in these industries. We have limited experience in marketing our products and technologies and, other than in connection with the remediation of Reactor 4 at the Chernobyl Nuclear Power Plant, intend to rely on licenses to and joint ventures with major international chemical and other companies for the marketing and sale of our technologies. In contrast, other private and public sector companies and organizations have substantially greater financial and other resources and experience than we do. Competition in our business segments is typically based on product recognition and acceptance, price, and marketing and sales expertise and resources. Any one or more of our competitors or other enterprises not presently known to us may develop technologies or products that are as good as or superior to ours, significantly underprice our products and technologies, or more successfully market existing or new competing products and technologies. To the extent that our competitors are able to accomplish any of the foregoing, our ability to compete could be materially and adversely affected.

WE CAN'T BE SURE THAT RESOURCES WILL BE MADE AVAILABLE TO FUND REMEDIATION OF REACTOR 4.

         Coordination and management of the formal selection of contractors and technologies for studies relating to the ChNPP Reactor 4 remediation project has been delegated to the European Bank of Reconstruction and Development ("EBRD"). Contractors, as well as the technology to be used in connection with the remediation project will be determined on the basis of submitted bids, to be passed on by EBRD and management of the ChNPP. EBRD has appointed a consortium of Bechtel, Electricite de France and Batelle, to review the technical aspects and feasibility of the various proposals and bids received. (Batelle is a not-for-profit U.S. company that operates Pacific Northwest National Laboratories, a research entity located in the State of Washington and funded, in part, by the U.S. Department of Energy.) At this time, we expect EBRD, with funds made available by the G-7 governments, to provide the financing for the actual remediation project. We can't assure you that these funds will actually be made available. In the meantime, the Ukrainian management of ChNPP Reactor 4 has permitted us to join with them in a demonstration project for the validation of EKOR application techniques in the containment of fuel containing masses and radioactive dust suppression, which was completed successfully in March 2000.

WE CAN'T PREDICT WHETHER OUR PROPRIETARY TECHNOLOGY AND PATENTS WILL BE
PROTECTED.

      Of our present technologies, U.S. patent protection has been sought for the EKOR compound material; for HNIPU, modified polyurethane; for LEM, a synthetic rubber; and for a powdered metallurgy technology. Foreign patent protection has been sought for a coatings and a continuous combustion synthesis technology. On March 23, 1999, EAPS received a patent on the process for the manufacture of the EKOR compound from the US Patent and Trademark Office, Patent No. 5,886,060. We also own Patent No. 5,880,203 issued on March 9, 1999 for adhesive composition. Nevertheless, we can't be sure you that:
o any of our pending or future patent applications will be approved, o we will develop additional proprietary technology that is patentable, o any patents issued to us will provide us with competitive advantages, o patents, if obtained, will not be successfully challenged by third parties,
o other people's patents will not have an adverse effect on our ability to conduct our business, or o one or more of our technologies will not infringe on the patents of others.

      We can't assure you that others will not independently develop similar or superior technologies, duplicate any of our processes, or design around any technology that is patented by us.

      It is possible that we may need to acquire licenses to, or to contest the validity of, issued or pending patents of third parties relating to our products. There can be no assurance that any license under such patents would be made available to us on acceptable terms, if at all, or that we would prevail in any contest involving our patents. We could incur substantial costs in defending ourselves in suits brought against us on our patents or in bringing patent suits against other parties.

      We also rely on trade secrets, proprietary know-how and technology that we seek to protect, in part, by confidentiality agreements with our prospective working partners and collaborators, employees and consultants. We can't assure you that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

THE PRICE OF OUR COMMON STOCK IS INFLUENCED BY MANY FACTORS.

      Prices for our common stock will be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and our products, and general economic and market conditions. The market price of our common stock may also be significantly influenced by factors such as the announcement of new projects by us or our competitors and quarter-to-quarter variations in our results of operations.

BECAUSE OUR COMMON STOCK PRICE IS USUALLY BELOW $5.00, BROKERS DEALING IN OUR STOCK ARE SUBJECT TO ADDITIONAL RULES AND REGULATIONS.

      The SEC has adopted regulations that generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Our common stock is at this time a "penny stock." As such, it is subject to rules that impose additional sales practice requirements on broker/dealers who sell our securities to other than established customers and accredited investors. The "penny stock" rules may restrict the ability of broker/dealers to sell our common stock and accordingly affect adversely its liquidity in the hands of investors.

We will not receive any money from the sale of these shares.

      We will not receive any proceeds from the sale of shares offered by this prospectus.

We may be subject to substantial regulations.

      We are not aware of any U.S. or foreign laws or regulations that govern the marketing, sale or use of any of our present technologies, other than U.S., Russian and various Western European environmental safety laws and regulations pertaining to the containment and remediation of radioactive contamination and the toxicity of materials used. Based on the results of tests conducted at Kurchatov, we believe that the EKOR compound meets applicable U.S. and German regulatory standards. However, we can't assure you that more stringent standards may not in the future be adopted, which may materially increase our cost of licensing and using the EKOR compound, or prevent its use altogether. Moreover, we can't assure you that any or all jurisdictions in which we presently or in the future conduct our business will not enact laws or adopt regulations that increase the cost of or prevent us from licensing our other technologies or otherwise doing business.

WE ARE DEPENDENT ON KEY PERSONNEL AND CONSULTANTS.

         We are substantially dependent upon the services of our four full-time executive employees and our consultants. The loss of the services of an executive employee or consultant without adequate replacement could have a material adverse effect upon our business. We do not have "key man" insurance.

                                 USE OF PROCEEDS

         Existing shareholders are offering these shares for their own accounts. We will not receive any proceeds from their sale.


                              SELLING SHAREHOLDERS

      The following table sets forth certain information for each of the beneficial owners of the 10,322,600 shares of common stock registered in the Registration Statement covering shares being offered. The shares offered will be sold, if at all, solely by and at the discretion of the selling shareholders. We will not receive any proceeds from any sales. We believe that the beneficial owners of the shares listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                          NUMBER OF SHARES
      NAME AND ADDRESS OF                          BEING REGISTERED FOR POSSIBLE
      SELLING SHAREHOLDER                           SALE BY SELLING SHAREHOLDER
      -------------------                           ---------------------------

Woodward LLC
Corporate Center
West Bay Road
Grand Cayman
Cayman Islands                                               (1)7,100,000

Advanced Technology Industries, Inc.
Taubenstrasse 20
D-10117 Berlin, Germany                                      (2)1,500,000

CDC Consulting, Inc.
19476 Dorado Drive
Trabuco Canyon, CA 92679                                     (3)   67,500

Richard Wall
95 Hartford Way                                              (3)  364,000
Beverly Hills, CA 90210

David Wilkes
15 Sommerset Drive, South
Great Neck, NY 11020                                         (3)  150,000

                                                          NUMBER OF SHARES
      NAME AND ADDRESS OF                          BEING REGISTERED FOR POSSIBLE
      SELLING SHAREHOLDER                           SALE BY SELLING SHAREHOLDER
          (continued)                                       (continued)
      -------------------                           ---------------------------


JNC Opportunity Fund Ltd.
c/o Olympia Capital (Cayman) Ltd.
Williams House, 20 Reid Street
Hamilton HM 11, Bermuda                                      (3)  196,429

Diversified Strategies Fund, L.P.
108 South Madison Avenue
Louisville, KY 40243                                         (3)   17,857

JNC Strategic Fund Ltd.
c/o Olympia Capital (Cayman) Ltd.
Williams House, 20 Reid Street
Hamilton HM11, Bermuda                                       (3)   35,714

Spinneret Financial Systems, Inc.
578 Post Road East - 218
Westport, CT 06880                                           (4)  781,100

John McNeil Wilkie 2927 44th Street, N.W.
Washington, DC 20016                                               10,000

EKON Investor Relations
5134 Cliff Drive
Tsawwassen, British Columbia V4M 2C3
Canada                                                             50,000

Evergreen Communications
127 Dorrance Street
Providence, RI 02903-2828                                          50,000


(1) Includes (a) 700,000 shares purchasable upon the exercise of immediately exercisable warrants; and (b) an additional 3,200,000 shares to the extent issuable to Woodward LLC upon possible repricings of up to 3,200,000 shares out of the shares beneficially owned at such date. In accordance with the SEC's Rule 416(a) under the Securities Act, the Registration Statement also covers a presently indeterminable number of additional shares that may become issuable as a result of the operation of the anti-dilution provisions of the warrants.

(2)   Formerly named Kurchatov Research Holdings, Ltd.

(3) Issuable upon the exercise of warrants. In accordance with the SEC's Rule 416(a) under the Securities Act, the Registration Statement also covers a presently indeterminable number of additional shares that may become issuable as a result of the operation of the anti-dilution provisions of the warrants.

(4) Includes 771,100 issued shares and 10,000 shares issuable upon the exercise of warrants.

                              PLAN OF DISTRIBUTION

         The distribution of the shares by the selling shareholders or by their respective pledgees, donees, transferees or other successors in interest may be effected from time to time in one or more transactions for their own accounts (which may include block transactions) on the NASD Electronic Bulletin Board or any exchange on which the shares may then be listed, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), through short sales, sales against the box, puts and calls and other transactions in our securities or other derivatives thereof, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling shareholders may effect such transactions by selling shares to or through broker-dealers, including broker-dealers who may act as underwriters, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling shareholders may also sell shares pursuant to Rule 144 of Securities Act or pledge shares as collateral for margin accounts, and such shares could be resold pursuant to the terms of such accounts. The selling shareholders and any participating brokers and dealers may be deemed to be "underwriters" as defined in Section 2(11) of the Securities Act.

         In order to comply with certain state securities laws, if applicable, the shares will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

         We have agreed to bear all expenses, other than selling commissions and fees, in connection with the registration and sale of the shares being offered by the selling shareholders.

        ADDITIONAL INFORMATION AND INFORMATION INCORPORATED BY REFERENCE

         We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Securities and Exchange Commission (SEC). The reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; at 5757 Wilshire Boulevard, Los Angeles, California 90036; and at the New York Regional Office of the SEC, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of the materials can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     We are specifically incorporating by reference into this prospectus:

      o Our annual report on Form 10-K for 1999, as filed with the SEC, which contains audited financial statements for that year and certain prior periods.

      o All other reports that we may have filed with the SEC after December 31, 1999, including our quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 2000.

      o Our registration statement on Form 10, as filed with the SEC, which describes our capital stock.

         We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the registration of the common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement or in the exhibits, which are incorporated by reference, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus or in any document incorporated by reference as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement, which may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the fees prescribed by the SEC. Each such statement is qualified in its entirety by such reference.

         Our Registration Statement on Form S-3, including exhibits, as well as any reports, proxy statements and other information filed under the Exchange Act, can also be obtained electronically after we have filed them with the SEC through a variety of databases, including, among others, the SEC's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") program, Knight-Ridder Information, Inc., Federal Filings/Dow Jones and Lexis/Nexis. Additionally, the SEC maintains a Website (at http://www.sec.gov) that contains such information regarding us.

         Any statement contained herein, or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Registration Statement or prospectus. All information appearing in this prospectus is qualified in its entirety by the information and financial statements (including notes thereof) appearing in the documents incorporated herein by reference. This prospectus incorporates documents by reference that are not presented herein or delivered herewith. These documents (other than exhibits thereto) are available without charge, upon written or oral request by any person to whom this prospectus has been delivered, from Secretary, Eurotech, Ltd., 1216 16th Street, N.W., Washington, D.C. 20036, (202) 466-5448 or by e-mail at eurotech@eurotechltd.com.

================================================================================
We have not authorized any dealer, sales representative or other person to tell you anything about us that is not contained or incorporated by reference in this Prospectus. If anybody pretends to give you any other information about us, you should not rely on it. This prospectus does not constitute an offer of any securities other than those described in it. It also does not constitute an offer to sell, or a solicitation of an offer to buy, any security to any person in any place where such offer or solicitation would be illegal. You should be aware that even if a copy of this Prospectus is delivered to you or you buy securities that it offers, you can't be sure that all of the information in this Prospectus is correct as of any time subsequent to its date, except to the extent of information contained in later reports filed by us that are incorporated in this Prospectus by reference.

--------------------------------------------------------------------------------



                                TABLE OF CONTENTS

                                                                            PAGE
Prospectus Summary..................................................         3
Risk Factors........................................................         5
Use of Proceeds.....................................................        13
Selling Shareholders................................................        13
Plan of Distribution................................................        15
Additional Information and Information Incorporated by Reference....        15



--------------------------------------------------------------------------------



================================================================================

                                 EUROTECH, LTD.


                        10,322,600 Shares of Common Stock

--------------------------------------------------------------------------------

                                   PROSPECTUS
September   , 2000
==================

================================================================================

                                     PART II

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is an estimate of the expenses that we expect to incur specifically in connection with this registration. We will pay all of these expenses, and the selling shareholders will not pay any of them.

                  Registration fees                           $10,942.91
                  Legal fees and disbursements                 20,000.00
                                                              -----------
                                    Total                     $30,942.91

Item 15.  Indemnification of Directors and Officers
===================================================

Our Articles of Incorporation provides that we shall, to the full extent permitted by Section 29-304 of the District of Columbia Business Corporation Act, as from time to time amended and in effect, indemnify any and all persons whom we have the power to indemnify under said section. Section 29-304 of the Business Corporation Act grants to us the power to indemnify any and all of our directors or officers or former directors or officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties or a party, by reason of being or having been directors or officers or a director or officer of ours, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person is adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification is not deemed to be exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders or otherwise. The foregoing provisions of our Articles of Incorporation may reduce the likelihood of derivative litigation against our directors and officers for breaches of their fiduciary duties, even though such action, if successful, might otherwise benefit us and our shareholders.

      In addition, our Bylaws provide for the indemnification and exculpation of directors and officers. The specific provisions of the Bylaws related to indemnification and exculpation are as follows:

                                   ARTICLE VII
                                 INDEMNIFICATION

                  No director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability which may be specifically defined by law or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by law. The corporation shall indemnify to the fullest extent permitted by law each person that such law grants the corporation the power to indemnify.

      We have obtained an officers' and directors' liability insurance policy that will indemnify officers and directors for losses arising from any claim by reason of a wrongful act under certain circumstances where we do not indemnify such officer or director, and will reimburse us for any amounts where we may by law indemnify any of our officers or directors in connection with a claim by reason of a wrongful act.

Item 16.  Exhibits
==================

      The Exhibits shown in the attached Exhibit Index are either filed herewith or incorporated herein by reference to such Exhibits filed with other documents, as indicated in that Exhibit Index.

ITEM 17.  UNDERTAKINGS.

(a)   RULE 415 OFFERING

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any securities being registered which remain unsold at the termination of the offering.

(b)   INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

      The undersigned hereby undertakes that, for purposes of determining liabilities under the Securities Act of 1933, each filing of the registrants annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

(h)   REQUEST FOR ACCELERATION OF EFFECTIVE DATE

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions summarized in response to Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be filed on its behalf by the undersigned, thereunto duly authorized, in the City of Washington, District of Columbia, on August 17, 2000.

                                         EUROTECH, LTD.



                                         By: /s/ Don V. Hahnfeldt
                                            ----------------------------------
                                            Don V. Hahnfeldt
                                            President and CEO

POWER OF ATTORNEY
=================

Know all men by these presents, that each person whose signature appears below constitutes and appoints Don V. Hahnfeldt his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his place and stead, in any and all capacities, to sign any and all further amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

PERSON                                     CAPACITY                                  DATE
------                                     --------                                  ----

/s/ Chad A. Verdi               Chairman of the Board of Directors              August 14, 2000
-----------------------------
    Chad A. Verdi


/s/ Don V. Hahnfeldt            Director, President, Chief Executive Officer    August 14, 2000
 ----------------------------
    Don V. Hahnfeldt


/s/ Randolph A. Graves, Jr.     Director                                        August 14, 2000
-----------------------------
    Randolph A. Graves, Jr.


/s/ Leonid Khotin               Director                                        August 17, 2000
-----------------------------
    Leonid Khotin


/s/ Simon Nemzov                Director                                        August 14, 2000
-----------------------------
    Simon Nemzow


/s/ Jon W. Dowie                Treasurer, Chief Financial and Accounting       August 17, 2000
-----------------------------   Officer
    Jon W. Dowie


                                 EUROTECH, LTD.
                                    FORM S-3
                                  EXHIBIT INDEX

                                                                      Location
   Exhibit No.     Description                                        Reference
   -----------     -----------                                        ---------

 1                 Not applicable

 2                 Not applicable

 4                 Not applicable

 5                 Opinion of Leonard Hurt Frost Lilly & Levin PC          +

 8                 Not applicable

12                 Not applicable

15                 Not applicable

23.1               Consent of Tabb, Conigliaro & McGann                    1

23.2               Consent of Leonard Hurt Frost Lilly & Levin PC
                   (included in Exhibit 5)                                 +

24 Power of Attorney (included in signature page of this filing)

25                 Not applicable

26                 Not applicable

27                 Not applicable



                                     Legend:

+        To be filed with an amendment to the current filing

1 Incorporated by reference to such Exhibits filed with our annual report on Form 10-K for the year ended December 31, 1999, on file with the Commission